Exhibit 99.1

ABAXIS Reports Record Sales for the First Quarter of Fiscal 2006

          UNION CITY, Calif., July 28 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2005.  Highlights include:

*	Record quarterly revenues: $14.3 million, up 8% year-over-year.
*	Record quarterly total reagent disc sales of 767,000 units, compared to 701,000 units in the same period last year, up 9% year-over-year.
*	Record quarterly veterinary reagent disc sales of 674,000 units, compared to 612,000 units in the same period last year, up 10% year- over-year.
*	Quarterly medical reagent disc sales, excluding sales to the U.S. Military, of 74,000 units, compared to 48,000 units in the same period last year, up 54% year-over-year.
*	Record quarterly medical sales in the United States, excluding sales to the U.S. Military: $1.1 million, up 11% year-over-year.
*	Cash and short-term investments as of June 30, 2005: $24.1 million, up 29% year-over-year.

          Quarterly Results:  For the first fiscal quarter ended June 30, 2005, ABAXIS reported revenues of $14.3 million, as compared with revenues of $13.2 million for the comparable period last year, an increase of 8 percent. Instrument revenue and recurring reagent disc and hematology reagent revenue increased by $775,000 or 6 percent over the same period last year.  The Company reported net income attributable to common shareholders of $1.0 million, compared to $1.4 million for the same period last year.  The Company’s effective tax rate in the quarter ended June 30, 2005 was 36 percent, compared to 39 percent for the same period last year.  The Company reported diluted net income per share of $0.05 (calculated based on 21,120,000 shares), compared to $0.07 per share (calculated based on 21,901,000 shares) for the same period last year.

          Other Reported Information:  Recurring reagent disc and hematology reagent revenue for the first fiscal quarter was $9.4 million, up 12 percent over the $8.5 million reported in the same period last year.  During the quarter, the Company sold 767,000 medical and veterinary reagent discs compared to 701,000 medical and veterinary reagent discs sold during the same period last year. The Company sold 3,392 veterinary hematology reagent kits during the quarter, up 14 percent compared to 2,974 hematology reagent kits sold for the same period last year.  The Company ended the quarter with $24.1 million in cash, cash equivalents and short-term investments and no long-term debt.

          Clint Severson, chairman and CEO of Abaxis, commented, “We are pleased to report our 11th consecutive profitable quarter.  The veterinary business grew at 14% overall compared to last year’s first quarter and our European market grew at a 30% clip during the quarter.  We are very pleased with that development.  In the medical market, revenues from reagent disc sales, excluding sales to the U.S. military, grew by 52% compared to sales in the first quarter of last year.  We are optimistic that the convenience and the reliability of our medical market products will continue to drive higher levels of adoption within the medical community in the coming years.”

          Mr. Severson continued, “Challenges for the quarter included lower Piccolo sales to the U.S. Military and an increase in operating expenses.  During this quarter, we invested in both sales and marketing as well as in research and development.  We are expanding our sales force and marketing programs in both the veterinary and medical markets.  The higher investments in research and development resulted in the completion of three new discs, Lipids Plus, Basic Metabolic Panel Plus, and Avian/Reptilian Plus with Bile Acids, and the submission to the FDA of ALT, AST and glucose for CLIA waived status.  The results of this quarter were also impacted by costs attributed to the Sarbanes-Oxley compliance process.  We think these are prudent investments that will provide a superior long term return to shareholders.  We are off to a good start for the fiscal year and we look forward to the opportunities ahead in the next three quarters.”

          Conference Call
          ABAXIS has scheduled a conference call to discuss its financial results at 4:15 p.m. ET on July 28, 2005.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com.  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 7859242, through August 4, 2005.  This press release is also available prior to and after the call via ABAXIS’ website or the Securities Exchange Commission’s website at www.sec.gov.

          About ABAXIS
          ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward- looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration (“FDA”) clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,

	2005	2004

Net revenues	$14,273	$13,242
Costs and operating expenses:
Cost of revenues	6,446	6,074
Selling, general and administrative	4,675	3,641
Research and development	1,632	1,237
Total costs and operating expenses	12,753	10,952
Income from operations	1,520	2,290
Interest and other income	66	60
Interest and other expense	(13)	(6)
Net income before income taxes	1,573	2,344
Income tax provision	572	910
Net Income	$1,001	$1,434
Basic net income per share	$0.05	$0.07
Diluted net income per share	$0.05	$0.07
Weighted average common shares outstanding - basic	19,897	19,575
Weighted average common shares outstanding - diluted	21,120	21,901

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	June 30, 2005	March 31, 2005

Current assets:
Cash and cash equivalents	$7,174	$5,776
Short-term investments	16,917	16,858
Trade receivables (net)	10,392	10,509
Inventories	8,846	8,355
Prepaid expenses	228	282
Net deferred tax asset - current	4,199	4,677
Total current assets	47,756	46,457
Property and equipment, net	8,992	8,824
Intangible assets, net	581	600
Deposits and other assets	90	96
Net deferred tax asset - non-current	15,032	15,032
Total assets	$72,451	$71,009
Current liabilities:
Accounts payable	$3,573	$3,850
Accrued payroll and related expenses	2,249	1,867
Other accrued liabilities	1,030	657
Warranty reserve	318	245
Deferred revenue	789	907
Income tax payable	196	171
Current portion of capital lease obligations	11	16
Total current liabilities	8,166	7,713
Non-current liabilities:
Deferred rent	469	462
Deferred revenue, less current portion	1,020	1,146
Commission obligation, less current portion	16	21
Total non-current liabilities	1,505	1,629
Shareholders’ equity:
Common stock	94,667	94,614
Accumulated deficit	(32,017)	(33,018)
Accumulated other comprehensive income	130	71
Total shareholders’ equity	62,780	61,667
Total liabilities and shareholders’ equity	$72,451	$71,009

Customer and Geographic Information
(in thousands)

	Three Months Ended June 30,

	2005	2004

United States	$12,087	$11,512
International	2,186	1,730
Total revenues	$14,273	$13,242

Customer and Market Information
(in thousands)

	Three Months Ended June 30,

	2005	2004

Medical Market	$1,674	$2,240
Veterinary Market	12,006	10,510
Other	593	492
Total revenues	$14,273	$13,242

SOURCE  ABAXIS, Inc.
          -0-                              07/28/2005
          /CONTACT:  Clint Severson, Chief Executive Officer of ABAXIS, Inc., +1-510-675-6500; or Joe Dorame, Robert Blum, Joe Diaz, all of The RCG Group, +1-480-675-0400, for ABAXIS, Inc./
          /Web site:  http://www.abaxis.com